Exhibit 10.27

SECOND ADDENDUM TO STANDARD INDUSTRIAL/COMMERCIAL MULTI-TENANT LEASE – NET DATED JANUARY 13, 2012 BY AND BETWEEN RGS PROPERTIES, AS LESSOR AND EXAGEN DIAGNOSTICS, INC. AS LESSEE, FOR THE PREMISES LOCATED AT 1261 LIBERTY WAY, SUITE B AND C, CALIFORNIA.

Lessor and Lessee mutually agree to amend the lease as follows:

Paragraph 1.3 (Term):
The Lease Term will be extended to the new Expiration Date of January 31, 2018

Paragraph 50 (Rent Schedule):
Base Rent shall be as follows:

Dates	Base Rent
February 1, 2017 - January 31, 2018	$12,705.44 per month

All other terms and conditions of the existing Lease shall remain in full force and effect.

This addendum shall automatically expire if not executed by Lessee on or before Wednesday, April 13, 2016.

LESSOR:	LESSEE:
RGS Properties	Exagen Diagnostics, Inc.

By: /s/ Greg Smith	By: /s/ Ron Rocca

By: /s/ Scott Smith	Title: CEO

Date: 4/29/2016	Date: 4/29/2016